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                             CERTIFICATE OF INCORPORATION

                                          OF

                            CORE-MARK INTERNATIONAL, INC.



         THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware ("DGCL"), hereby certifies that:

         FIRST: The name of the Corporation is: Core-Mark International, Inc. (the "CORPORATION").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is: 32 Loockerman Square, Suite L-100, Dover, Kent County, Delaware 19904. The name of the registered agent of the Corporation in the State of Delaware at such address is: The Prentice-Hall Corporation System, Inc.

         THIRD: The purpose of the Corporation is to engage in and conduct any lawful act or activity for which corporations may be organized under the DGCL.

         FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 3,000, all of which shall be shares of Common Stock having a par value of $.01 per share.

         FIFTH:  The name and mailing address of the sole incorporator are:
Brian B. Margolis, Weil, Gotshal & Manges, 767 Fifth Avenue, New York, New York 10153.

         SIXTH:  In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, By-Laws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any By-Laws of the Corporation adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.
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         SEVENTH: (a)  A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) under Section 174 of the DGCL or any successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

         (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee, agent, stockholder or a holder of any ownership interest in any stockholder of the Corporation (each, an "INDEMNITEE"), or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise (an "OTHER ENTITY"), against expenses (including attorneys' fees and disbursements), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law. Persons who are not Indemnitees of the Corporation may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board of Directors at any time specifies that such persons are entitled to the benefits of this Article SEVENTH, and the Corporation may adopt By-Laws or enter into agreements with any such person for the purpose of providing for such indemnification.

         (c) The Corporation shall, from time to time, reimburse or advance to any Indemnitee or other person entitled to indemnification under this Article SEVENTH the


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funds necessary for payment of expenses (including attorney's fees and disbursements) actually and reasonably incurred by such person in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding; PROVIDED, HOWEVER, that the Corporation may pay such expenses in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined by final judicial decision that such Indemnitee is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article SEVENTH, and the Corporation may adopt By-Laws or enter into agreements with such persons for the purpose of providing for such advances.

         (d) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was an Indemnitee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article SEVENTH or otherwise.

         (e) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-Laws, any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

         (f) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall continue as to a person who has ceased to be an Indemnitee (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

         (g) The provisions of this Article SEVENTH shall be a contract between the Corporation, on the one hand, and


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each Indemnitee who serves in such capacity at any time while this Article
SEVENTH is in effect and any other person indemnified hereunder, on the other hand, pursuant to which the Corporation and each such Indemnitee or other person intend to be legally bound. No repeal or modification of this Article SEVENTH shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

         (h) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Article SEVENTH shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

         (i) Any Indemnitee of the Corporation serving in any capacity for (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or
(b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

         (j) Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Article SEVENTH may elect to have the right to indemnification or reimbursement or advancement of


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expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable action, suit or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; PROVIDED, HOWEVER, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

         EIGHTH: (a) For purposes of this Article EIGHTH of this Certificate of Incorporation, the following capitalized terms shall have the following meanings:

         "AFFILIATE" of a Person means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the subject Person.

         "CONTROL", "CONTROLS" or "CONTROLLED" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, contract, or otherwise, and, in any event, any Person owning fifteen percent (15%) or more of the outstanding Voting Stock of another Person shall be deemed to control that Person.

         "CREDIT AGREEMENT" means that certain Credit Agreement, dated as of March 2, 1995, among Core-Mark International, Inc., the lenders party thereto, Citibank, N.A., as U.S. and Canadian Letter of Credit Issuing Bank, Citicorp USA, Inc. as Swing Line Bank and as Agent, and Citicorp Securities, Inc., as Arranger.

         "INDEBTEDNESS" means, as to any Person, (i) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are


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delivered or respective services rendered; (iii) indebtedness of others secured by a lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (iv) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (v) capital lease obligations of such Person; (vi) indebtedness of others guaranteed by such Person; and (vii) obligations of such Person in respect of any interest rate swap, cap, collar, floor or other interest rate protection agreement.

         "INVESTMENT" means (i) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of another Person; and (ii) any deposit with, or advance, loan or other extension of credit to, such Person (other than any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies purchased in the ordinary course of business) or guarantee of, or other contingent obligation with respect to, Indebtedness or other liability of such Person and (without duplication) any amount committed to be advanced, loaned or extended to such Person.

         "LLC" means Core-Mark L.L.C., a limited liability company organized under the Delaware Limited Liability Company Law.

         "LLC AGREEMENT" means the Limited Liability Company Agreement of Core-Mark L.L.C.

         "MEMBER" means each of the Persons party to the LLC Agreement.

         "PERMITTED ACQUISITIONS" means any purchase, lease or other acquisition by Core-Mark or any Subsidiary of Core-Mark of any business or assets from, or capital stock or other securities of, or other ownership or profit interests in, any other Person for a purchase price which, alone or when added to the aggregate purchase prices paid by Core-Mark or any of its Subsidiaries in respect of all such acquisitions consummated during the same fiscal year of Core-Mark, is less than (i) $5,000,000 or (ii) $20,000,000 if the director designated by the Required B Holders votes in favor of the resolution of the Board of Directors of


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Core-Mark approving and authorizing such purchase, lease or other acquisition.

         "PERMITTED DISPOSITION" means (i) any sale of inventory of Core-Mark or any of its Subsidiaries in the ordinary course of business, (ii) dispositions of property and assets by Core-Mark or any of its Subsidiaries in connection with any transaction otherwise permitted by Section 6.06(a) of the LLC Agreement; (iii) dispositions of damaged, worn-out or obsolete equipment of Core-Mark or any of its Subsidiaries that is no longer used or useful in the conduct of business; (iv) sales of assets of Core-
Mark or its Subsidiaries for an aggregate purchase price not exceeding $5,000,000 in any calendar year; and (v) any sale for cash to a third party which is not an Affiliate of any of Core-Mark, the LLC, any Member or any partner of CMI Partnership, a California general partnership ("CMI PARTNERSHIP"), of all or substantially all the assets or capital stock of Core-Mark in which the resulting net cash proceeds to Core-Mark or the LLC, as the case may be (cash proceeds, net of transactions expenses, including legal, accounting, registration, filing or other expenses and taxes paid (or reasonably expected to be incurred or payable) in connection therewith), are at least $30,000,000, in the case of any sale consummated prior to December 31, 1995, $40,000,000, in the case of any sale consummated on or after December 31, 1995 to and including December 30, 1996, $50,000,000, in the case of any sale consummated on or after December 31, 1996 to and including December 30, 1997, or $60,000,000, in the case of any sale consummated on or after December 31, 1997.

         "PERMITTED INVESTMENT" means (i) direct obligations of the United States or Canada, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States or Canada, or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof; (ii) certificates of deposit issued by The Chase Manhattan Bank (National Association) ("CHASE") or Citibank, N.A. and certificates of deposit rated A-1 or better or P-1 or better by Standard & Poor's Corporation or Moody's Investors Service, respectively, issued by any bank or trust company organized under the laws of the United States or any state thereof or Canada or any province thereof and having capital, surplus and undivided profits of at least $500,000,000 (or the Canadian Dollar equivalent), maturing not more than 90 days from the date of acquisition thereof; (iii) commercial paper issued


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by Chase or Citibank, N.A. and commercial paper rated A-1 or better or P-1 by
Standard & Poor's Corporation or Moody's Investors Service, respectively, maturing not more than 90 days from the date of acquisition thereof; (iv) Investments existing on the date hereof; (v) Investments by Core-Mark in wholly-owned Subsidiaries, including any Subsidiary created in contemplation of a structured financing of receivables; (vi) loans and advances to employees in an aggregate principal amount not to exceed $60,000 individually and $300,000 in the aggregate; (vii) Investments permitted under the Credit Agreement as in effect on the date hereof; (viii) obligations of Core-Mark in respect of any interest rate swap, cap, collar, floor or other interest rate protection agreement; and (ix) stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to Core-Mark or its Subsidiaries pursuant to a reorganization or a bona fide workout of any account debtor applicable to the creditors of such account debtor generally.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

         "SUBSIDIARY" of a Person means (i) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or Controlled by such Person and/or one or more of the Subsidiaries of such Person, or (ii) any partnership of which at least a majority of the partnership or other ownership interests having by the terms thereof ordinary voting power to direct or cause the direction of management or policies of such partnership is at the time directly or indirectly owned by such Person and/or with respect to which such Person has the power, directly or indirectly, to direct or cause the direction of certain or all of the management and policies thereof.

         "VOTING STOCK" means, with respect to any Person, securities with respect to any class or classes of capital stock of such Person entitling the holders thereof at the


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time to vote for the election of a majority of the board of directors (or persons performing similar functions) of such Person, whether or not the right to so vote exists by reason of the happening of a contingency.

         "WHOLLY OWNED SUBSIDIARY" means, with respect to any Person, (i) any corporation all of the shares of capital stock of which, other than directors' qualifying shares, are owned or Controlled, directly or indirectly, by such Person, or (ii) any partnership all of the partnership or other ownership interests of which are owned or Controlled, directly or indirectly, by such Person.

         (b) In addition to any other vote that may be required by law, for all periods of time during which the LLC Agreement, or any successor instrument among the beneficial owners of a majority of the outstanding Common Stock of the Corporation, providing for special restrictions relating to the voting of the capital stock of the Corporation with respect to the matters set forth in this Article EIGHTH, shall remain in full force and effect, a vote of the stockholders of the Corporation shall be required for the Corporation to:

              (1) enter, or cause or permit any of its Subsidiaries to enter, into any merger or consolidation, or to liquidate, wind up or dissolve itself, other than any merger, consolidation or liquidation (A) of any Wholly Owned Subsidiary with or into (x) Core-Mark or (y) any other Wholly Owned Subsidiary and (B) for the purpose of engaging in any Permitted Acquisition;

              (2)  amend its Certificate of Incorporation or By-Laws;

              (3) authorize, or cause or permit any of its Subsidiaries to authorize, the creation or issuance of any capital stock of Core-Mark or any of its Subsidiaries, or any options, warrants or other rights exercisable for any such stock, or any other securities convertible into or exchangeable for any such stock, other than issuances of any such securities to the LLC;

              (4) effect, or cause or permit any of its Subsidiaries to effect, any change in the shares of capital stock of Core-Mark or any of its Subsidiaries


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    by reclassification, recapitalization, subdivision, consolidation, combination or reorganization;

              (5) purchase, lease or otherwise acquire, or cause or permit any of its Subsidiaries to purchase, lease or otherwise acquire, any business or assets from, or capital stock or other securities of, or other ownership or profit interests in, any Person, or otherwise be a party to any such purchase, lease or other acquisition, other than (A) Permitted Investments and (B) Permitted Acquisitions;

              (6) convey, sell, lease, transfer or otherwise dispose of, or cause or permit any of its Subsidiaries to convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, any asset or capital stock, other than in respect of Permitted Dispositions and Permitted Investments;

              (7) engage, or cause or permit any of its Subsidiaries to engage, in any line of business, other than the business of wholesale distribution of consumer packaged goods and related services to vendors and customers and any other reasonably related business and related services, PROVIDED, HOWEVER, that this restriction shall not apply to any other line of business activity in which Core-Mark and its Subsidiaries may engage that does not constitute, individually and together with any other such activity, a material portion of the business and operations of Core-Mark and its Subsidiaries taken as a whole;

              (8) engage, or cause or permit any of its Subsidiaries to engage, in any transaction with an Affiliate other than (A) loans and advances to employees in the ordinary course of the business of Core-Mark and its Subsidiaries as presently conducted in an aggregate principal amount not to exceed $60,000 to any individual or $300,000 in the aggregate at any time outstanding, (B) in the event of the death of any partner of CMI Partnership, loans or advances by Core-Mark to CMI Partnership or the estate of such partner made for the purpose of assisting in the payment of estate taxes in respect of the death of such partner (which loans or advances shall provide, in addition to any other repayment terms, for repayment thereof receipt by CMI Partnership of any distributions from,


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    or in respect of its interests in, the LLC, to the extent of such partner's share thereof, and shall otherwise be on commercially reasonable terms),
    (C) transactions with, by and among Wholly Owned Subsidiaries, (D) employment agreements and arrangements (other than those in effect on the date hereof) which have been approved by the Compensation Committee of the Board of Directors of Core-Mark and (E) the payment of bonuses to employees of Core-Mark, not to exceed $250,000 in the aggregate for all employees from and after the date hereof, to enable such employees to pay any taxes subsequently asserted in connection with the exercise of certain stock options; or

              (9) incur, or cause or permit any of its Subsidiaries to incur, any Indebtedness (other than Indebtedness of Core-Mark and its Subsidiaries under the Credit Agreement, as in effect from time to time, and any refinancings, refundings, renewals, replacements or modifications thereof, in an aggregate principal amount not exceeding $200,000,000) in an aggregate principal amount which, when added to the aggregate principal amount of the then existing Indebtedness of Core-Mark, is greater than $20,000,000.


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         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 1st day of March 1995.



                             Brian B. Margolis
                             Sole Incorporator



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